Exhibit 4.2

GLOBAL SECURITY

NOT TO BE EXCHANGED FOR SECURITIES IN DEFINITIVE FORM

(See Legend on Next Page)

No.	$
CUSIP 539830 AX7

LOCKHEED MARTIN CORPORATION

2.125% Note due 2016

LOCKHEED MARTIN CORPORATION, a Maryland corporation, for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of                  Dollars on September 15, 2016.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

LOCKHEED MARTIN CORPORATION

By:
Vice President and Treasurer

Dated:

Authenticated:

This is one of the Securities

of the series designated herein

and referred to in the

within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY A REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF ANY SUCCESSOR DEPOSITARY.

LOCKHEED MARTIN CORPORATION

2.125% Note due 2016

1. Interest. Lockheed Martin Corporation (“Corporation”), a Maryland corporation, promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Corporation will pay interest semiannually on March 15 and September 15 of each year. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 9, 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Corporation will pay interest on the Notes (except defaulted interest, which shall be paid as set forth below) to the persons who are registered Holders of Notes at the close of business on the record date for the next interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Corporation, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Corporation will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Corporation may pay principal and interest by its check payable in such money. It may mail an interest check to a Holder’s registered address. To the extent lawful, the Corporation shall pay interest on overdue principal at the rate borne by the Notes and shall pay interest on overdue installments of interest at the same rate.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association (“Trustee”), will act as Paying Agent and Registrar. The Corporation may change any Paying Agent, Registrar or co-registrar without notice. The Corporation or any of its Subsidiaries (as defined in the Indenture) may act as Paying Agent, Registrar or co-registrar.

4. Indenture. The Corporation issued the Notes under an Indenture dated as of September 6, 2011 (“Indenture”), between the Corporation and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (“Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture, all applicable supplemental indentures and the Act for a statement of those terms. As provided in the Indenture, the Securities issued under the Indenture may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Notes designated on the face hereof, unlimited in aggregate principal amount.

5. Optional Redemption. The Corporation may redeem all the Notes as a whole or in part, at the Corporation’s option, at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes or (b) the sum of the present values of the Remaining Scheduled Payments on the Notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points. In either case, the redemption price will also include accrued and unpaid interest to the date of redemption on the principal balance of the Notes being redeemed. The Independent Investment Banker (as defined below) will calculate the redemption price.

“Treasury Rate” means, with respect to the Notes on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Corporation.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC , Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Corporation shall replace that former dealer with another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer for any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each Note being redeemed, the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on that Note that would be due after the related redemption date but for the redemption.

6. Notice of Redemption. Notice of redemption will be mailed at least 20 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed; provided that the unredeemed portion of the Note shall be $2,000 in principal amount and $1,000 multiples above that amount. On and after the redemption date interest ceases to accrue on the Notes or portions of them called for redemption.

7. Denominations; Transfer; Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and $1,000 multiples above that amount. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Also, it need not transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or before an interest payment date.

This Note is issued in the form of a Global Security and is exchangeable in whole, but not in part, for Notes registered in the names of persons other than the Depositary or its nominee or in the name of a successor to the Depositary or a nominee of such successor depositary only if (i) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for this Note or if at any time such Depositary shall no longer be registered as a clearing agency in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and, in either case, a successor depositary is not appointed by the Corporation within 90 days of the receipt by the Corporation of such notice or of the Corporation becoming aware of such condition, or (ii) the Corporation in its discretion at any time determines not to have all of the Notes represented by one or more Global Security or Securities. If this Note is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Notes of like tenor and terms in definitive form in aggregate principal amount equal to the principal amount of the Global Security. Subject to the foregoing, this Note is not exchangeable, except for a Note or Notes of the same aggregate denominations to be registered in the name of such Depositary or its nominee or in the name of a successor to the Depositary or a nominee of such successor depositary.

8. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of it for all purposes, and neither the Corporation, the Trustee, nor any Registrar, Paying Agent or co-registrar shall be affected by notice to the contrary.

9. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay, unless otherwise prohibited by mandatory provisions of applicable abandoned property law, the money back to the Corporation at its request. After that, Holders entitled to unclaimed money must look only to the Corporation and not to the Trustee for payment unless an abandoned property law designates another person.

10. Defeasance. In accordance with Article 8 of the Indenture, the Corporation may defease certain of its obligations with respect to the Notes or discharge its obligations with respect to the Notes by, among other things, irrevocably depositing with the Trustee, in trust, cash or government securities sufficient to pay all sums due on the Notes.

11. Amendment; Supplement; Waiver. Subject to certain exceptions as therein provided, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of not less than a majority in principal amount of the Notes, and, subject to certain exceptions and limitations as provided in the Indenture, any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented, for among other reasons, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not materially adversely affect the rights of any Holder. Without the consent of any Holder, the Trustee may waive compliance with any provision of the Indenture or the Notes if the waiver does not materially adversely affect the rights of any Holder.

12. Restrictive Covenants. The Indenture does not limit unsecured debt of the Corporation or any of its Subsidiaries. It does limit certain mortgages, liens and sale-leaseback transactions. The limitations are subject to a number of important qualifications and exceptions. Once a year the Corporation must report to the Trustee on compliance with the limitations.

13. Successors. When a successor entity assumes all the obligations of the Corporation or its successors under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

14. Defaults and Remedies. An Event of Default is: failure to pay the principal on any Note when due; failure for 30 days to pay interest on the Notes when due; failure by the Corporation to comply with any other agreement relating to the Indenture or the Notes for 90 days after the Corporation has been given written notice of such failure; and certain events of bankruptcy, insolvency or reorganization. If an Event of Default with respect to Notes of this series occurs and is continuing, the Trustee, by notice to the Corporation, or the Holders of at least 25% in principal amount of the Notes, by notice to the Corporation and the Trustee, may declare the principal of and accrued interest, if any, on all the Notes to be due and payable immediately. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if a committee of its trust officers in good faith determines that withholding notice is in the interests of such Holders.

15. Additional Notes. The Corporation may from time to time, without the consent of the Holders, create and issue additional debt securities on the same terms and conditions and with the same CUSIP number as the Notes, so that those additional debt securities and the Notes will form a single series of Securities under the Indenture.

16. Trustee Dealings with the Corporation. U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity may make loans to, accept deposits from and perform services for the Corporation or any of its affiliates, and may otherwise deal with the Corporation or its affiliates as if it were not Trustee.

17. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Corporation shall not have any liability for any obligations of the Corporation under the Notes or the Indenture or for any claim based on, with respect to, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of the Notes.

18. Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Corporation had caused CUSIP numbers to be printed on the Note and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to accuracy of any of such numbers either as printed on the Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Miscellaneous. This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of Maryland.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Corporation will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Secretary.

I or we assign and transfer to

Insert social security or other identifying number of assignee

(Print or type name, address and zip code of assignee)

this Note and irrevocably appoint                              agent to transfer this Note on the books of the Corporation. The agent may substitute another to act for him.

Dated:

Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed by an eligible institution within the meaning of Rule 17A(d)-15 under the Securities Exchange Act of 1934, as amended)